EXHIBIT 99(d)
                       FINANCIAL STATEMENTS OF THE
                     SKYWAY RETIREMENT SAVINGS PLAN
               FOR THE FISCAL YEAR ENDED DECEMBER 31, 1993

                      SKYWAY RETIREMENT SAVINGS PLAN

                       INDEX TO FINANCIAL STATEMENTS


                                                                     Page
                                                                    ------

 Independent Auditors' Report                                         F-2


 Financial Statements for the Years Ended
  December 31, 1993 and 1992:

    Statements of Net Assets Available for Plan Benefits              F-3
    Statements of Changes in Net Assets Available for
      Plan Benefits                                                   F-4
    Notes to Financial Statements                                  F-5 - F-6


 Supplemental Schedules for the Year Ended December 31, 1993:

    Item 27a - Assets Held for Investment Purposes                    F-7
    Item 27d - Reportable Plan Transactions                           F-8

 INDEPENDENT AUDITORS' REPORT


 The Administrative Committee
    Skyway Retirement Savings Plan:

 We have audited the accompanying statements of net assets available for Plan benefits of the Skyway Retirement Savings Plan of December 31, 1993 and 1992, and the related statements of changes in net assets available for Plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

 We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

 In our opinion, such financial statements present fairly, in all material respects, the net assets available for Plan benefits as of December 31, 1993 and 1992, and the changes in net assets available for Plan benefits for the years then ended in conformity with generally accepted accounting principles.

 Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment as of December 31, 1993 and reportable Plan transactions for the year ended December 31, 1993 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These schedules are the responsibility of the Plan's management. Such supplemental schedules have been subjected to the auditing procedures applied in our audit of the basic 1993 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.


 DELOITTE & TOUCHE
 San Jose, California

 May 23, 1994

SKYWAY RETIREMENT SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
DECEMBER 31, 1993 AND 1992


                                                     1993            1992
                                                  ----------      ----------
ASSETS

CASH AND EQUIVALENTS                              $3,222,952       $  526,158
                                                  ----------        ---------

INVESTMENTS:
  Common stock - at fair value                         -            1,817,714
  Corporate debt securities - at fair value            -              222,906
  Government debt securities - at fair value           -              287,243
  Participant loans                                  131,138          161,948
                                                  ----------       ----------

  Total investments                                  131,138        2,489,811
                                                  ----------       ----------

RECEIVABLES:
  Contributions                                       18,589           19,980
  Interest                                             3,127           12,169
  Employee other                                      12,879            -
                                                  ----------       ----------

  Total receivables                                   34,595           32,149
                                                  ----------       ----------

NET ASSETS AVAILABLE FOR PLAN BENEFITS            $3,388,685       $3,048,118
                                                  ==========       ==========


See notes to financial statements.


SKYWAY RETIREMENT SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
YEARS ENDED DECEMBER 31, 1993 AND 1992

                                                      1993             1992
                                                   ----------       ----------
CONTRIBUTIONS:
  Employee                                         $  666,921       $  525,961
  Employer matching                                    65,582           50,154
  Less forfeited employer matching funds               (9,873)          (8,027)
                                                   ----------       ----------
  Total contributions                                 722,630          568,088
                                                   ----------       ----------

INVESTMENT INCOME:
  Interest and dividends                              109,721           89,454
  Net depreciation in fair value of investments      (122,258)          (1,520)
                                                   ----------       ----------
  Total investment income(loss)                       (12,537)          87,934
                                                   ----------       ----------

BENEFIT PAYMENTS                                     (369,526)         (94,045)
                                                   ----------       ----------

NET INCREASE IN NET ASSETS AVAILABLE FOR PLAN
  BENEFITS                                            340,567          561,977

NET ASSETS AVAILABLE FOR PLAN BENEFITS:
  Beginning of year                                 3,048,118        2,486,141
                                                   ----------       ----------

  End of year                                      $3,388,685       $3,048,118
                                                   ==========       ==========

See notes to financial statements.


 SKYWAY RETIREMENT SAVINGS PLAN

 NOTES TO FINANCIAL STATEMENTS
 YEARS ENDED DECEMBER 31, 1993 AND 1992

 1.      DESCRIPTION OF THE PLAN

   The following description of the Skyway Retirement Savings Plan (the
   Plan) provides only general information. Participants should refer to the Plan agreement and amendments for a more complete description of the Plan's provisions.

   General - The Plan, established January 1983 by Skyway Freight Systems, Inc. (the Company), is a defined contribution plan covering all full-time employees who have completed one year and 1,000 hours of service. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Certain officers of the Company are trustees of the Plan.

   Contributions - Participants may elect to make tax deferred contributions of up to 10% of their compensation (subject to certain Internal Revenue Code limitations). Rollover contributions from a participant's former qualified plan or individual retirement account are also allowed.

   Employer contributions are determined at the discretion of the Company's Board of Directors and may consist of the following:

       o Matching - For the years ended December 31, 1993 and 1992, the Company contributed an amount equal to 10% of participant's contributions. Forfeited matching contributions revert to the Company and may be used in the following year as a portion of the matching contribution.

       o Profit-sharing - No profit-sharing contributions were made for the years ended December 31, 1993 and 1992.

       Participant Accounts - Each participant's account is credited with the participant's contribution and an allocation of (a) the Company's contribution, (b) Plan earnings, and (c) forfeitures of terminated participants' nonvested amounts. Allocations are based on participants' contributions, compensation or account balances, as defined in the Plan.

       Vesting - Participants are immediately vested as to participant contributions and earnings thereon. Vesting in the remainder of their accounts is based on years of continuous employment. Participants are fully vested after seven years of employment or if employment is terminated by normal retirement, disability or death, regardless of years of service. Upon employee termination (as defined above), all nonvested amounts will be forfeited.

       Payment of Benefits - On termination of employment or attainment of age 65, whichever is later, a participant may elect to receive his benefit in one of the following forms: (1) a lump-sum amount equal to the value of the vested portion of his account; (2) installments, payable at least annually over a period of years determined by the Plan's Administrative Committee; (3) a nontransferable annuity contract providing for a monthly guaranteed income for a specified number of years; or (4) a combination of the above.

  2. SIGNIFICANT ACCOUNTING POLICIES

    Cash equivalents consist of all highly liquid debt instruments with an original maturity of 90 days or less

    Investments are stated at fair value as determined by quoted market prices except for participant loans, which are stated at face value.

    Administrative expenses of the Plan are paid by the Company.

    Income Taxes - A favorable determination letter has been received from the Internal Revenue Service as to the qualified status of the Plan as amended through December 31, 1985. Although the Plan has been subsequently amended, the Company believes that the Plan is currently being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, management believes that the Plan was qualified and was tax-exempt as of and for the years ended December 31, 1993 and 1992. Accordingly, no provision for federal or state income taxes has been made.

 3. INVESTMENTS

    At December 31, 1992, investments of the Plan consist of common stocks, corporate debt securities, government debt securities and participant loans. At December 31, 1993, investments of the Plan consist of participant loans. Investments in common stocks, corporate debt securities and government debt securities at December 31, 1993 were sold to facilitate a transfer of assets to a new Plan trustee (See Note 7).

 4. PARTICIPANT LOANS AND PARTY-IN-INTEREST TRANSACTION

    The Plan permits participants to borrow against the vested portion of their account balance, to a maximum of $50,000. The loans bear interest ranging from 7.5% to 11% and are payable over a maximum five-year period. Loan repayment is made through payroll deductions.

 5. PLAN TERMINATION

    Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants would become fully vested.

 6. ASSETS OF TERMINATED EMPLOYEES

    At December 31, 1993 and 1992, $108,943 and $120,138, respectively, of Plan assets were payable to terminated employees who have withdrawn from participation in the Plan.

 7. SUBSEQUENT EVENT

    Effective January 1, 1994, the Plan trustee was changed to Vanguard Fiduciary Trust Company (Vanguard). As of January 3, 1994, all assets were transferred to Vanguard and invested in various investment options based upon individual participants' elections. The Company's matching contribution was also increased from 10% in 1993 to 25% in 1994.

 SKYWAY RETIREMENT SAVINGS PLAN

 ITEM 27a - SUPPLEMENTAL SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
 DECEMBER 31, 1993
 -----------------------------------------------------------------------

                                                                Cost
                                                              --------

Participant Loans*                                            $131,138







 * Consists of 87 individual loans with interest ranging from 7.5% to 11% and terms ranging from one to five years.


SKYWAY RETIREMENT SAVINGS PLAN

ITEM 27d - SUPPLEMENTAL SCHEDULE OF REPORTABLE PLAN TRANSACTIONS*
YEAR ENDED DECEMBER 31, 1993

                                                     Gain/
                                           Cost      Proceeds      (Loss)
                                         --------    --------     ---------
Description of Investment



SINGLE TRANSACTIONS:
       DISPOSITION:

          Walt Disney Company
          Common Stock                $   98,334    $165,612      $67,278

SERIES OF TRANSACTIONS:

       ACQUISITIONS:

        RMA Money Market Fund
           (97 transactions)           3,393,057

       DISPOSITIONS:

        RMA Money Market Fund
           (15 transactions)             690,560     690,560          -

        U.S. Treasury Notes
           (5 transactions)              378,011     399,040       21,029


 * Reportable Plan transactions are defined as transactions that exceed 5% of the fair market value of Plan assets at the beginning of the year.
